Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Israel Chemicals Ltd.

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

Tel Aviv, Israel

September 12, 2014